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                                                                   EXHIBIT 10.34






                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 30th day of September, 1996, by and between Wild Oats Markets, Inc.(TM), a Delaware Company (the "Company") and James Lee (the "Executive").

         The Company desires to employ Executive, and Executive desires to be an Executive of the Company, pursuant to the terms and conditions set forth herein.

         In consideration of the foregoing and the promises and covenants set forth below, the parties agree as follows:

         1.      EMPLOYMENT.      The Company hereby employs Executive as
Chief Operating Officer (the "COO"), and Executive agrees to be employed in such position during the term of this Agreement. Executive shall devote his full time and efforts to perform his duties faithfully and diligently and, to the best of his ability, to advance the interests of the Company.

         2.      COMPENSATION.    The Company shall pay Executive a base salary
of $225,000.00 per year, with such increases as may be approved by the Company's Board of Directors, payable in accordance with the Company's practices in effect from time to time.

                 In addition, Executive shall be provided with a Company car and reimbursement for all automobile expenses; 100% Company-paid medical and dental insurance; four weeks paid vacation per year; reasonable moving expenses; 17,000 stock options which vest according to the terms and conditions of the Company Stock Option Plan; and other benefits that are comparable to the benefits offered to other executive officers of the Company in general. The Company also shall reimburse Executive for all out-of-pocket expenses reasonably incurred and paid by him in the performance of his duties pursuant to this Agreement. Such reimbursement shall be in accordance with the Company's policies, and Executive shall furnish to the Company the documentation required to support the deductibility of such expenses for federal income tax purposes. All payments made under this Agreement are subject to all deductions required by law.

                 Executive also shall be entitled to participate in an annual bonus plan wherein Executive shall receive a bonus of up to fifty percent (50%) of his base salary based upon exceeding the internally budgeted EBIT (earnings before interest and taxes) for the corresponding fiscal year achieved by the Company. Bonuses for the fourth quarter 1996 will be prorated accordingly based on an internal budget that will be available by October 31, 1996. Budgeted annual EBIT shall be determined on an annual basis by the Executive Committee. The bonus payment, if any, shall be made reasonably promptly after audited financial statements are available to the Company.
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         3.      TERM.

                 a. The term of this Agreement (the "Term") shall commence on the date hereinabove mentioned and shall terminate on October 1, 1997; provided, however, that the Company may extend this Agreement for an additional one (1) year term if the Company gives Executive thirty (30) days written notice prior to the end of the Term of its intention to renew this Agreement.

                 b. The Term may be terminated at any time upon the occurrence of any of the following events:

                          i).     The death or permanent disability of
                 Executive;
                          ii).    Executive's voluntary resignation;
                          iii).   Executive's discharge for cause; or
                          iv). Upon the thirtieth (30th) day following written notice of termination other than for cause (the "Termination Without Cause Notice") from the Company to Executive.

                 c. Executive shall be considered permanently disabled if Executive is absent from employment or unable to render services hereunder on a full-time basis by reason of physical or mental illness or disability for three
(3) months or more in the aggregate in any consecutive twelve month period during the Term.

                 d. As used in Paragraph 3(b)(ii), "voluntary resignation" means Executive has resigned for any reason other than at the express written request, whether or not for cause, of the Board.

                 e. As used in Paragraph 3(b)(iii), "cause" shall mean only that (i) Executive has refused to perform or discharge his material objections or duties hereunder for thirty (30) days after notice from the Board of such refusal, or (ii) Executive has engaged in illegal or other wrongful conduct substantially detrimental to the business or reputation of the Company.

                 f. If this Agreement is terminated pursuant to Paragraphs 3(b)(i) or 3(b)(ii), this Agreement shall terminate immediately or at such later date as shall be designated by the Board and all of Executive's rights hereunder shall terminate effective upon such termination.

                 g. If this Agreement is terminated pursuant to Paragraph 3(b)(iii), this Agreement shall terminate immediately and all of Executive's rights hereunder shall terminate effective upon such termination and Executive shall not be entitled to any accrued but unpaid benefits.

                 Except as provided above and as otherwise specified in any notice of termination, Executive shall not continue after termination to be an Executive of the Company for any purpose and all rights Executive might thereafter have as an Executive pursuant to any plan shall cease, except as expressly provided to the contrary in writing under any such plan.





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                 h.       If the Company should terminate this Agreement
pursuant to Paragraph 3(b)(iv) by giving a Termination Without Cause Notice:

                          i). Executive shall cease to be COO, and to hold such other office or position Executive then holds in the Company or any subsidiary or affiliate thereof, effective upon the date specified in the Termination Without Cause Notice (the "Effective Date").

                          ii). The Company shall be obligated and shall continue to pay Executive a salary at Executive's then annual salary (excluding bonus) for a period of one (1) year following the Effective Date. Such payments shall be made in installments payable as provided in Section 2 hereof.

         4.      RETURN OF DOCUMENTS AND PROPERTY.          Upon the
termination of Executive's employment by the Company, or at any time upon the request of the Company, Executive (or his heir or personal representative) shall deliver to the Company: (a) all documents and materials containing trade secrets and other confidential information relating to the Company's business and affairs, and (b) all other documents, materials and other property belonging to the Company or its affiliated companies that are in the possession or under the control of Executive.

         5.      COMPETITION, CONFIDENTIAL INFORMATION.

                 a. The Company acknowledges that prior to Executive's employment by the Company, the Executive has previously worked in the retail supermarket business. As a result, Executive possesses knowledge and information which was acquired through sources other than the Company, and which includes, but is not limited to, knowledge and information regarding prospective products, products, systems, prospective customers, agents, processes, and sales and marketing methods which may be identical to or similar to information regarding the Company's present and prospective products, systems, customers, agents, process, and sales and marketing methods disclosed to Executive by the Company relating to the business and operation of the Company. Accordingly, the Company and Executive agree that when the term "Confidential Information" is used in this Section 5, that said term shall refer only to Confidential Information of the Company which is not generally known to others engaged in similar businesses or activities as the Company, or which was not known by Executive prior to his employment by the Company.

                 b. The Executive and the Company recognize that due to the nature of his engagement hereunder, and the relationship of the Executive to the Company, the Executive will have access to and will acquire, and may assist in developing confidential and proprietary information which is not generally known to others engaged in similar business or activities as the Company, or which was not known by Executive prior to his employment by the Company (hereinafter "Confidential Information") relating to the business and operations of the Company, including, without limiting the generality of the foregoing, information with respect to its present and prospective products, systems, customers, agents, processes, and sales and marketing methods. The Executive acknowledges that such Confidential Information is of central importance to the business of the Company and that disclosure of it to others or its use by others




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could cause substantial loss to the Company.  The Executive and the Company also recognize that an important part of the Executive's duties will be to develop good will for the Company through his personal contact with customers, agents and others having business relationships with the Company, and that there is a danger that this good will, a proprietary asset of the Company, may follow the Executive if and when his relationship with the Company is terminated. The Executive accordingly agrees to the following provisions:

                          i). During the term of this Agreement and for a period of twelve (12) months thereafter, the Executive will not personally, either on his own behalf, or on behalf of any other person or entity, except for the account of and on behalf of the Company: (1) solicit employment from or become an employee of any company which was, at the time of termination of this Agreement or within six (6) months prior to that date, a competitor of the Company; (2) hire any individual who was, at the time of termination of this Agreement or within six (6) months prior to that date, an employee of the Company; or (3) compete with the Company in the area of natural foods or grocery supermarkets anywhere in the United States.

                          ii). Nothing in this Section 5 shall be construed to prevent the Executive from owning, as an investment, not more than 1% of a class of equity securities issued by any competitor of the Company and publicly traded and registered under the federal securities laws.

                          iii). The Executive will keep confidential any Confidential Information of the Company which is now known to him or which hereafter may become known to him as a result of his employment or association with the Company and shall not at any time directly or indirectly disclose any such Confidential Information to any person or entity, or use the same in any way, other than in connection with the business of the Company, during and after the term of this Agreement. Confidential Information of the Company shall include, but not be limited to, the following: (a) the business operations or internal structure of the Company, (b) the employees, customers or clients of the Company, (c) past, present or future research done by the Company respecting the business or operations of the Company or customers, clients, or potential customers or clients of the Company, (d) the Executive's work performed for any customer or client of the Company, (e) any method or procedure relating or pertaining to projects developed by the Company or contemplated by the Company to be developed, or (f) any other Confidential Information of the Company. Further, upon leaving the employ of the Company for any reason whatsoever, the Executive shall not take with him, without the prior written consent of the Board of Directors of the Company, anything containing Confidential Information relating to or pertaining to the Company, whether in written, graphic, recorded, or computer-generated form, or in any other form.




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                          iv).    A violation by the Executive of the
                 provisions of this Section would cause irreparable injury to the Company, and there is no adequate remedy at law for such violation, the Company shall have the right, in addition to any other remedies available to it at law or in equity, to enjoin the Executive from violating these provisions.

         6.      ASSIGNMENT       Executive's rights and obligations
under this Agreement shall not be assignable by Executive. The Company's rights and obligations under this Agreement shall not be assignable by the Company except as incident to the transfer, by merger, liquidation, or otherwise, of all or substantially all of the business of the Company.

         7.      NOTICES.         Any notice required or permitted under this
Agreement shall be given in writing and shall be deemed to have been effectively made or given if personally delivered, or if telegraphed, telexed, cabled, or mailed to the other party at its address set forth below in this
Section 7, or at such other address as such party may designate by written notice to the other party hereto. Any effective notice hereunder shall be deemed given on the date personally delivered or on the date telegraphed, telexed, cabled or deposited in the United States mail (sent by certified mail, return receipt requested) mailed postage prepaid, as the case may be at the following addresses:

                 To Company:               Wild Oats Markets, Inc.(TM)
                                           Attention:  Elizabeth C. Cook
                                           1645 Broadway
                                           Boulder, CO  80302
                                           (303) 938-1132
                                           Fax (303)

                 To Executive:             Jim Lee
                                           3139 Corte Hermosa
                                           New Port Beach, CA 92660





         8. ATTORNEY'S FEES. If any action is instituted by either party to enforce any provision of this Agreement, attorney's fees shall be awarded to the prevailing party.

         9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

         10.     SURVIVABILITY.   This Agreement shall survive in the event of
a sale or merger of the Company.

         11. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the Executive and the Company with respect to its subject matter and supersedes any and all prior understandings of the parties. This Agreement may not




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be amended, modified, or discharged orally, but only by an instrument in writing signed by both parties.

         IN WITNESS WHEREOF, the parties have set their hands and seals as of the day and year above written.

THE COMPANY

Wild Oats Markets, Inc.(TM)



By /s/ Michael C. Gilliland
  -----------------------------------------
   Michael C. Gilliland
   Chief Executive Officer

THE EXECUTIVE



By /s/ James Lee
  -----------------------------------------
  James Lee




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